Investor Contact:	Corporate Secretary:
Brian Campbell	Joanna Jia
201.748.6874	201.748.6020
brian.campbell@wiley.com	jjia@wiley.com

Wiley Increases Quarterly Dividend

Hoboken, NJ, June 28, 2019 – John Wiley and Sons (NYSE: JW-A and JW-B), a global research and education company, today announced that its Board of Directors has declared a quarterly cash dividend of $0.34 per share on its Class A and Class B Common Stock, payable on July 24, 2019 to shareholders of record on July 10, 2019.  The $0.34 per share reflects an increase of 3% over the previous quarterly payout of $0.33 per share.

“We are confident in our growth outlook and our capacity to invest while continuing to return capital to shareholders,” said Brian Napack, President and CEO of Wiley.  “With the execution of our strategic plan well underway, we are on a clear path to creating additional shareholder value.”

In fiscal year 2019, Wiley utilized $76 million of cash for dividends and $60 million for share repurchases.

To access the Company’s fourth quarter and fiscal year 2019 results, please see: https://newsroom.wiley.com/press-release/all-corporate-news/wiley-reports-fourth-quarter-and-fiscal-year-2019-results

About Wiley
Wiley drives the world forward with research and education. Our scientific, technical, medical, and scholarly journals and our digital learning, certification, and student-lifecycle services and solutions help students, researchers, universities, corporations to achieve their goals in an ever-changing world. For more than 200 years, we have delivered consistent performance to all of our stakeholders. The Company's website can be accessed at www.wiley.com.